Exhibit 99.1

CANYON GOLD CORP. announces the Significant Planned Expansion of Claims.

Las Vegas - (Newsfile Corp. – April 08, 2014) - Canyon Gold Corp. (OTC-QB ‘CGCCD’) (The Company) is pleased to announce the acquisition of control of a 100% interest in 180 mineral lease claims in the mineral-rich Long Canyon Trend area of Elko County, Nevada.

“This strategic acquisition of a 100% interest in 180 claims in the Pequop Mountain area near the very substantial Newmont Mining holdings further positions the company to optimize its planned expansion program” said company president Stephen M. Studdert.

CanyonGold on April 07, 2014 executed an agreement with EMAC Handels AG., acquiring control of a 100% Interest in 180 mineral lease claims in the Long Canyon Trend area of Elko County, Nevada, controlled by EMAC. The acquisition is for a total price of $480,000.00 paid in the company’s stock at a price of $0.04 per share for 12,000,000 common shares restricted under rule 144 of the SEC.

The 180 claims are in proximity to the now well-known Pequop Mountain discovery (as reflected in the reported $2.3 billion acquisition of Fronteer Gold by Newmont Mining). The Company will commission a NI 43.101 Technical Report by a qualified geologist to be done in the near future. Subject to the report, the company plans to move aggressively to fully explore the claims with preliminary geologic expectations of a Carlin Type gold deposit similar to the Newmont Pequot discovery.

The Company’s Business:
CanyonGold owns and or controls through certain options a 100% interest in 310 mineral lease claims in the Spruce Ridge Area and in addition it controls a 100% interest in 180 mineral lease claims in the Pequop Mountains of the Long Canyon Trend Area.It is the company’s intention to explore its claims for the same type of target, a large tonnage gold deposit similar to the West Pequop Mountains Long Canyon type of Carlin Type gold deposit.

Visit us at: www.canyongoldexploration.com

On behalf of the Board of Directors, Stephen M. Studdert, President & CEO,
Company Contact: Phone: 1 800 520-9485
Email: cgcc@canyongoldexploration.com   - SOURCE: Canyon Gold Corp.

The Company trades on the OTC-BB/QB tier of the  OTC  market.  Investors  can  find  Real-time  quotes  and   market Information for the Company on http://www.otcmarkets.com/stock/CGCC/quote

Forward-Looking Statements

This news release includes certain “forward-looking statements".  All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives or expected results of the Company, are forward-looking statements that involve various risks and uncertainties. Forward looking statements in this news release include that we will carry out an exploration program and exercise our option to lease additional claims. There can be no assurance that such statements will prove to be accurate and actual outcomes and results could materially differ from what is expressed, implied, or forecasted in forward-looking statements. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not be able to get equipment or labor as we need it; we with may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent reports filed with the Securities and Exchange Commission.